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                                                           Exhibit 12

                              COLGATE-PALMOLIVE COMPANY

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                           Dollars in Millions (Unaudited)


                                                            Nine Months Ended
                                                            September 30, 1997
                                                            ------------------

Income before income taxes..............................           $814.8

Add:
Interest on indebtedness and amortization of debt
  expense and discount or premium.......................            174.2

Portion of rents representative of interest factor......             23.3

Interest on ESOP debt, net of dividends.................             1.7

Less:

Income of less than fifty-percent-owned subsidiaries....            (6.1)
                                                                 -------
Income as adjusted......................................        $1,007.9
                                                                 -------
                                                                 -------
Fixed Charges:

Interest on indebtedness and amortization of debt expense
  and discount or premium...............................          $174.2

Portion of rents representative of interest factor......            23.3

Interest on ESOP debt, net of dividends.................             1.7

Capitalized interest....................................             7.2
                                                                 -------
Total fixed charges.....................................          $206.4
                                                                 -------
                                                                 -------

Ratio of earnings to fixed charges......................             4.9
                                                                 -------
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In June 1989, the Company's leveraged employee stock ownership plan (ESOP)
issued $410.0 of long-term notes due through 2009 bearing an average interest
rate of 8.6%.   These notes are guaranteed by the Company.   Interest expense
on the ESOP's notes was $24.8 for the nine months ended September 30, 1997. This interest is funded through preferred and common stock dividends as well
as Company contributions.   The fixed charges presented above include
interest on ESOP indebtedness to the extent it is not funded through preferred and common stock dividends.